Exhibit 99.1

News Release
Contacts:
Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com
Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com
H&E Equipment Services, Inc. Announces Completion of Acquisition of
J.W. Burress, Incorporated
BATON ROUGE, Louisiana — September 4, 2007 — H&E Equipment Services, Inc. (NASDAQ: HEES) (the “Company”) announced today that it has completed, effective as of September 1, 2007, the previously announced acquisition of all of the capital stock of J.W. Burress, Incorporated (“Burress”), for a formula-based purchase price of approximately $96.0 million, subject to post-closing adjustment and other contingent payments, plus assumed indebtedness of approximately $2.4 million. The Company funded the Burress purchase price from available cash on hand and from borrowings available under its senior secured credit facility.
Prior to the completion of the acquisition of Burress, the previously announced definitive agreement was amended on August 31, 2007 to, among other things, for purposes of calculating the purchase price, determine the twelve month trailing EBITDA of Burress and certain non-Hitachi indebtedness of Burress as of June 30, 2007. Previously, the twelve-month trailing EBITDA and non-Hitachi indebtedness were to be determined as of February 28, 2007. Hitachi owed indebtedness of Burress continues to be determined as of the closing date.
As of September 1, 2007, the Company also entered into a Second Amended and Restated Credit Agreement (the “Amended Credit Agreement”), amending and restating the Company’s Credit Agreement dated as of August 4, 2006 and pursuant to which, among other things, (i) the principal amount of availability of the credit facility was increased from $250.0 million to $320.0 million, and (ii) an incremental facility, at Agent’s and Borrower’s mutual agreement, in an aggregate amount of up to $130.0 million at any time after closing date, subject to existing and/or new lender approval, was added.
Burress is a privately owned construction equipment distributor serving the mid-Atlantic markets out of twelve locations. Burress’ principal business activity is the distribution of new and used equipment including parts and service for such equipment, which represents approximately 87% of the company’s 2006 audited revenues. Among others, Burress represents the following manufacturers: Diamond Z, Doosan, Hitachi, Kawasaki, Manitowoc, Grove and Terex. The Company does not anticipate currently that Burress will continue to represent Hitachi. The Company believes that it will be able, through Burress, to expand and grow its relationship with other manufacturers with whom
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H&E Equipment Services, Inc. Announces Completion of Acquisition of
J.W. Burress, Incorporated

September 4, 2007
Burress currently does business and other manufacturers with whom the Company has had discussions.
The purchase price of $96.0 million (subject to post-closing adjustments), plus assumed indebtedness of approximately $2.4 million, excludes Hitachi. Should Burress continue to represent Hitachi, the Burress shareholders will have the opportunity to receive additional purchase price of approximately $15.1 million payable over three years. Burress had audited revenues of approximately $172.0 million for the year ended December 31, 2006. The sale, rental and service of Hitachi products accounted for approximately 28% of audited revenues.
“Burress is one of the premier distributors of heavy equipment in the U.S. today and has an outstanding reputation with the manufacturers they represent and the customers they serve. Their 70-year history of excellence in earthmoving equipment and cranes is well recognized in the construction industry. We are extremely pleased to bring our companies together to provide even better equipment services to the mid-Atlantic region. In addition to the strong dealership services J.W. Burress currently provides, plans are underway to significantly expand the rental side of their business,” said John M. Engquist, President and Chief Executive Officer of H&E.
About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 50 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs; (4) our substantial leverage; (5) the risks associated with the expansion of our business; (6) our possible inability to integrate any businesses we acquire, including Burress; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.
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